Exhibit 99.1

BRINKER INTERNATIONAL REPORTS YEAR-OVER-YEAR INCREASES IN FOURTH QUARTER AND FULL FISCAL YEAR EPS
DALLAS (Aug. 6, 2015) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal fourth quarter ended June 24, 2015.
Highlights include the following:

•
Earnings per diluted share, excluding special items, increased 10.6 percent to $0.94 compared to $0.85 for the fourth quarter of fiscal 2014. Earnings per diluted share, excluding special items, increased 14.0 percent to $3.09 compared to $2.71 for the full year fiscal 2014 (see non-GAAP reconciliation below)

•
On a GAAP basis, earnings per diluted share increased 114.0 percent to $0.92 compared to $0.43 for the fourth quarter of fiscal 2014 driven primarily by pre-tax charges of $39.5 million recorded in the prior year related to litigation reserves. On a GAAP basis, earnings per diluted share increased to $3.05, compared to $2.26 for the full year fiscal 2014

•	Brinker International company sales increased 0.5 percent to $738.4 million

•	Chili’s company-owned comparable restaurant sales decreased 0.8 percent

•	Maggiano’s comparable restaurant sales decreased 0.1 percent

•
Chili's franchise comparable restaurant sales increased 1.9 percent which includes a 2.1 percent increase for U.S. franchise restaurants and a 1.2 percent increase for international franchise restaurants

•	Restaurant operating margin,[1] as a percent of company sales, improved approximately 80 basis points to 18.5 percent compared to 17.7 percent for the fourth quarter of fiscal 2014

•	For fiscal 2015, cash flows provided by operating activities were $368.6 million and capital expenditures totaled $140.3 million. Free cash flow[2] was approximately $228.3 million

•	The company repurchased approximately 1.5 million shares of its common stock for $89.2 million in the fourth quarter and a total of approximately 5.4 million shares for $306.3 million year-to-date

•
The company paid a dividend of 28 cents per share in the fourth quarter, an increase of 17 percent over the prior year fourth quarter, and declared a dividend of 28 cents per share to be paid in the first quarter of fiscal 2016

“We delivered solid sales and earnings performance for fiscal 2015, and we improved margins for both the fourth quarter and fiscal year,” said Wyman Roberts, Chief Executive Officer and President. “We experienced some comp sales challenges during the quarter, which we’re already taking steps to address,” he added.
“Looking ahead to fiscal 2016, we’re excited about our new My Chili’s Rewards program and have signed up 2.6 million members in just over two months since the national launch.  We’re also focused on implementing our differentiated culinary point of view and enhancing our digital guest experience, which are key components of our plan to drive fiscal 2016 sales and traffic.  We remain confident in our long-term strategy to deliver top line growth and increased shareholder value,” Wyman concluded.

1 Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant Labor and Restaurant expenses. Restaurant operating margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to operating income or other similarly titled measures of other companies.
2 Free cash flow is defined as cash flows provided by operating activities less capital expenditures.

Table 1: Q4 and FY comparable restaurant sales
Company-owned, reported brands and franchise; percentage

	Q4 15	Q4 14	FY 15	FY 14
Brinker International	(0.7)	2.3	1.7	0.6
Chili’s Company-Owned
Comparable Restaurant Sales	(0.8)	2.5	1.9	0.6
Pricing Impact	1.5	1.2	1.4	1.2
Mix-Shift	(1.8)	1.9	0.3	1.2
Traffic	(0.5)	(0.6)	0.2	(1.8)
Maggiano’s
Comparable Restaurant Sales	(0.1)	0.9	0.8	0.6
Pricing Impact	2.8	2.2	2.3	1.5
Mix-Shift	(1.0)	(2.5)	(1.4)	(0.7)
Traffic	(1.9)	1.2	(0.1)	(0.2)

Chili's Franchise[1]	1.9	1.2	2.2	0.2
U.S. Comparable Restaurant Sales	2.1	1.4	2.9	(0.3)
International Comparable Restaurant Sales	1.2	0.8	0.4	1.6

Chili's Domestic[2]	0.1	2.1	2.2	0.3
System-wide[3]	0.2	1.9	1.9	0.5

1
Revenues generated by franchisees are not included in revenues on the consolidated statements of comprehensive income; however, we generate royalty revenue and advertising fees based on franchisee revenues, where applicable. We believe including franchise comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development.

2	Chili's Domestic comparable restaurant sales percentages are derived from sales generated by company-owned and franchise operated Chili's restaurants in the United States.
3	System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchise operated restaurants.
Quarterly Operating Performance

CHILI’S fourth quarter company sales decreased 0.3 percent to $638.2 million from $639.8 million in the prior year primarily due to decreases in comparable restaurant sales, partially offset by increases in restaurant capacity. As compared to the prior year, Chili's restaurant operating margin1 improved. Cost of sales, as a percent of company sales, was positively impacted by favorable menu pricing and commodity pricing related to cheese, avocados, limes and oil, partially offset by unfavorable menu item mix and commodity pricing primarily related to fajita meat. Restaurant expenses, as a percent of company sales, decreased slightly due to lower asset retirements, favorable utilities and the timing of restaurant opening expenses, partially offset by expenses associated with the launch of My Chili's Rewards. Restaurant labor, as a percent of company sales, was flat compared to the prior year, as the benefit of lower employee health insurance expense was offset by higher wage rates.
MAGGIANO’S fourth quarter company sales increased 5.3 percent to $100.2 million from $95.2 million in the prior year primarily due to increases in restaurant capacity. As compared to the prior year, Maggiano's restaurant operating margin1 improved. Cost of sales, as a percent of company sales, was positively impacted by menu item changes and increased menu pricing, partially offset by unfavorable commodity pricing on beef and seafood. Restaurant expenses, as a percent of company sales, were positively impacted by leverage related to higher company sales, the timing of restaurant opening expenses, and favorable utilities and workers' compensation insurance expense, partially offset by higher advertising costs. Restaurant labor, as a percent of company sales, was flat.
1 Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses. Restaurant operating margin is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. Restaurant operating margin is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to operating income or other similarly titled measures of other companies.

FRANCHISE AND OTHER revenues increased 3.5 percent to $25.8 million for the fourth quarter compared to $24.9 million in the prior year driven primarily by royalty revenues related to Chili's new retail food products, higher revenues associated with tabletop devices, and higher royalty income primarily driven by international franchise restaurant openings. U.S. franchise comparable restaurant sales increased 2.1 percent and international comparable restaurant sales increased 1.2 percent. Brinker franchisees generated approximately $426 million in sales2 for the fourth quarter of fiscal 2015.

2Royalty revenues are recognized based on the sales generated and reported to the company by franchisees.

“For the fourth quarter, our overall restaurant operating margin improved 80 basis points,” said Tom Edwards, Executive Vice President and Chief Financial Officer. “On an annual basis, we delivered our fifth consecutive year of double-digit earnings per share growth and are on target to achieve our $4.00 dollar EPS goal by Fiscal 2017.”
Other
Depreciation and amortization expense increased $1.9 million for the quarter primarily due to investments in the Chili's reimage program, new restaurant openings and asset replacements, partially offset by an increase in fully depreciated assets.
General and administrative expense decreased $0.3 million primarily due to cost management and lower performance-based compensation.
On a GAAP basis, the effective income tax rate increased to 29.7 percent in the current quarter from 18.1 percent in the prior year quarter primarily due to the impact of tax benefits related to special items in the prior year quarter. Excluding the impact of special items, the effective income tax rate increased to 31.2 percent in the current quarter compared to 29.4 percent in the prior year primarily due to increased earnings.
Non-GAAP Reconciliation
Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results. Special items in the fourth quarter of fiscal 2015 consist primarily of the impairment of restaurants, acquisition-related costs and severance charges.
Table 2: Reconciliation of net income excluding special items
Q4 15 and Q4 14; $ millions and $ per diluted share after-tax

	Q4 15	EPS Q4 15	Q4 14	EPS Q4 14
Net Income	57.2	0.92	28.8	0.43
Other (Gains) and Charges, net of taxes[1]	2.7	0.04	27.8	0.42
Adjustment for tax items	(1.1)	(0.02)	—	—
Net Income excluding Special Items	58.8	0.94	56.6	0.85

Table 3: Reconciliation of net income excluding special items
FY 15 and FY 14; $ millions and $ per diluted share after-tax

	FY 15	EPS FY 15	FY 14	EPS FY 14
Net Income	196.7	3.05	154.0	2.26
Other (Gains) and Charges, net of taxes[1]	3.1	0.05	30.4	0.45
Adjustment for tax items	(1.1)	(0.01)	—	—
Net Income excluding Special Items	198.7	3.09	184.4	2.71

1
Pre-tax Other gains and charges were $4.0 million and $44.9 million in the fourth quarter of fiscal 2015 and 2014, respectively, and $4.8 million and $49.2 million in fiscal 2015 and 2014, respectively. The charges in the fiscal 2014 periods include approximately $39.5 million of charges related to litigation reserves.

Fiscal 2016 Outlook

Fiscal 2016 includes a 53rd week versus 52 weeks in fiscal 2015. The company anticipates earnings per diluted share, excluding special items, to increase 16 to 19 percent in the range of $3.55 to $3.65. Earnings are based on the following expectations, including the impact of the recently acquired Chili's restaurants from Pepper Dining:

•	Revenues are expected to increase approximately 12 to 14 percent including the 53rd week

•	Comparable restaurant sales are expected to increase one and a half to two percent

•	Company-owned new restaurant development is expected to add year-over-year capacity growth of about one percent before the addition of the recently acquired Chili's restaurants

•
Restaurant operating margin is expected to be flat to down 25 basis points year-over-year. Excluding the impact of the recently acquired Chili's restaurants, restaurant operating margin is expected to increase 25 to 50 basis points year-over-year

•	Depreciation expense is expected to increase $12 to $15 million, assuming capital expenditures of $110 to $120 million

•
General and administrative expense is expected to be $10 to $12 million higher on a dollar basis due to information technology expenses related to sales driving initiatives, the impact of the 53rd week as well as planning incentive compensation at target

•	Interest expense is expected to increase $4 million to $6 million due to a higher debt balance in fiscal 2016

•	Excluding the impact of special items, the effective income tax rate is projected to be approximately 31 to 32 percent

•	Free cash flow is expected to be $250 to $260 million

•	Diluted weighted average shares outstanding is expected to be 60 to 62 million
The company believes providing fiscal 2016 earnings per diluted share guidance provides investors the appropriate insight into the company's ongoing operating performance.

Guidance Policy
Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, and other key line items in the comprehensive income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information
Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on the Brinker website (www.brinker.com) at 9 a.m. CDT today (Aug. 6). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day Sept. 3, 2015.
Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on the Brinker website under the Financial Information section of the Investor tab.
Forward Calendar
- SEC Form 10-K for fiscal 2015 filing on or before Aug. 24, 2015; and
- First quarter earnings release, before market opens, Oct. 20, 2015.
About Brinker
Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of June 24, 2015, Brinker owned, operated, or franchised 1,629 restaurants under the names Chili’s® Grill & Bar (1,580 restaurants) and Maggiano’s Little Italy® (49 restaurants).

Forward-Looking Statements
The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, increased minimum wages, increased health care costs, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorist acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations, inflation, technology failures, and failure to protect the security of data of our guests and teammates.

BRINKER INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(In thousands, except per share amounts)
(Unaudited)

	Thirteen Week Periods Ended		Fifty-Two Week Periods Ended
	June 24, 2015	June 25, 2014	June 24, 2015	June 25, 2014
Revenues:
Company sales	$738,378	$734,982	$2,904,746	$2,823,069
Franchise and other revenues (a)	25,769	24,898	97,532	86,426
Total revenues	764,147	759,880	3,002,278	2,909,495
Operating costs and expenses:
Company restaurants (excluding depreciation and amortization)
Cost of sales	192,556	196,752	775,063	758,028
Restaurant labor	234,092	233,064	929,206	905,589
Restaurant expenses	175,287	175,021	703,334	686,314
Company restaurant expenses	601,935	604,837	2,407,603	2,349,931
Depreciation and amortization	37,029	35,169	145,242	136,081
General and administrative	32,979	33,302	133,467	132,094
Other gains and charges (b)	4,017	44,909	4,764	49,224
Total operating costs and expenses	675,960	718,217	2,691,076	2,667,330
Operating income	88,187	41,663	311,202	242,165
Interest expense	7,297	6,963	29,006	28,091
Other, net	(513)	(478)	(2,081)	(2,214)
Income before provision for income taxes	81,403	35,178	284,277	216,288
Provision for income taxes	24,180	6,358	87,583	62,249
Net income	$57,223	$28,820	$196,694	$154,039

Basic net income per share	$0.94	$0.44	$3.12	$2.33

Diluted net income per share	$0.92	$0.43	$3.05	$2.26

Basic weighted average shares outstanding	61,132	65,009	63,072	66,251

Diluted weighted average shares outstanding	62,294	66,824	64,404	68,152

Other comprehensive income (loss):
Foreign currency translation adjustment (c)	$(507)	$922	$(7,690)	$(940)
Other comprehensive income (loss)	(507)	922	(7,690)	(940)
Comprehensive income	$56,716	$29,742	$189,004	$153,099

(a)
Franchise and other revenues primarily includes royalties, development fees and franchise fees, banquet service charge income, gift card activity (breakage and discounts), tabletop device revenue, Chili's retail food product royalties and delivery fee income. Beginning in fiscal 2015, income primarily related to Maggiano's delivery is included in Franchise and other revenues on the consolidated statements of comprehensive income. This income was previously included in Restaurant expenses. The prior year consolidated statements of comprehensive income has been adjusted to conform to the fiscal 2015 presentation. This adjustment has no effect on net income previously reported.

(b)	Other gains and charges include:

	Thirteen Week Periods Ended		Fifty-Two Week Periods Ended
	June 24, 2015	June 25, 2014	June 24, 2015	June 25, 2014
Litigation	$—	$39,500	$(2,753)	$39,500
Restaurant impairment charges	1,508	3,217	2,255	4,502
Restaurant closure charges	279	1,083	1,736	3,413
Severance and other benefits	894	1,030	1,182	2,140
Acquisition costs	1,100	—	1,100	—
(Gain) loss on the sale of assets, net	—	(29)	1,093	(608)
Impairment of franchise rights	440	—	440	—
Impairment of liquor licenses	30	—	205	—
Other	(234)	108	(494)	277
	$4,017	$44,909	$4,764	$49,224

(c)
The foreign currency translation adjustment included in comprehensive income on the consolidated statements of comprehensive income represents the unrealized impact of translating the financial statements of the Canadian restaurants and the Mexican joint venture from their respective functional currencies to U.S. dollars. This amount is not included in net income and would only be realized upon disposition of the businesses.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 24, 2015	June 25, 2014

ASSETS
Current assets	$189,717	$210,854
Net property and equipment (a)	1,032,044	1,056,454
Total other assets	214,112	223,296
Total assets	$1,435,873	$1,490,604
LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Current installments of long-term debt	$3,439	$27,884
Other current liabilities	415,036	438,226
Long-term debt, less current installments	970,825	832,302
Other liabilities	125,033	129,098
Total shareholders’ (deficit) equity	(78,460)	63,094
Total liabilities and shareholders’ (deficit) equity	$1,435,873	$1,490,604

(a)
At June 24, 2015, the company owned the land and buildings for 188 of the 888 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $141.9 million and $113.4 million, respectively.

BRINKER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Fifty-Two Week Periods Ended
	June 24, 2015	June 25, 2014
Cash Flows From Operating Activities:
Net income	$196,694	$154,039
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	145,242	136,081
Stock-based compensation	14,802	16,074
Restructure charges and other impairments	11,436	48,033
Net loss on disposal of assets	4,523	5,161
Changes in assets and liabilities	(4,086)	454
Net cash provided by operating activities	368,611	359,842
Cash Flows from Investing Activities:
Payments for property and equipment	(140,262)	(161,066)
Proceeds from sale of assets	1,950	888
Net cash used in investing activities	(138,312)	(160,178)
Cash Flows from Financing Activities:
Borrowings on revolving credit facility	480,750	120,000
Purchases of treasury stock	(306,255)	(239,597)
Payments on long-term debt	(189,177)	(26,521)
Payments on revolving credit facility	(177,000)	(40,000)
Payments of dividends	(70,832)	(63,395)
Excess tax benefits from stock-based compensation	15,893	18,872
Proceeds from issuances of treasury stock	16,259	29,295
Payments for deferred financing costs	(2,501)	—
Net cash used in financing activities	(232,863)	(201,346)
Net change in cash and cash equivalents	(2,564)	(1,682)
Cash and cash equivalents at beginning of period	57,685	59,367
Cash and cash equivalents at end of period	$55,121	$57,685

BRINKER INTERNATIONAL, INC.
RESTAURANT SUMMARY

	Fourth Quarter Openings Fiscal 2015	Total Restaurants June 24, 2015	Openings Fiscal 2015	Projected Openings Fiscal 2016
Company-Owned Restaurants:
Chili’s Domestic	3	826	9	11-13
Chili’s International	—	13	1	—
Maggiano’s	—	49	3	3
	3	888	13	14-16
Franchise Restaurants:
Chili’s Domestic	—	433	5	8-10
Chili's International	5	308	22	25-30
	5	741	27	33-40
Total Restaurants:
Chili’s Domestic	3	1,259	14	19-23
Chili's International	5	321	23	25-30
Maggiano’s	—	49	3	3
	8	1,629	40	47-56

FOR ADDITIONAL INFORMATION, CONTACT:
JOE TAYLOR
INVESTOR RELATIONS
(972) 770-9040

ASHLEY JOHNSON
MEDIA RELATIONS
(800) 775-7290

6820 LBJ FREEWAY
DALLAS, TEXAS 75240